Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Chevron Corporation
Chevron U.S.A. Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

Total Offering Amounts

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due

(1)
An indeterminate aggregate initial offering price and number or amount of the securities is being registered as may periodically be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the Registrant is defe rring payment of all of the registration fee.